Exhibit 10.1

December 2, 2013

Greg Waters

[Address]

Dear Greg:

We are pleased to make you an offer of employment as President and Chief Executive Officer reporting to the Board of Directors. You will also be appointed to serve as a member of the Board of Directors. The terms of your employment are as follows:

Salary:	Equivalent to $550,000 annually; $21,154 payable biweekly

Status:	Full-time / Exempt

Stock Options:	You will be recommended for a stock option grant to purchase 350,000 shares of IDT common stock, which will vest with respect to 25% of the total number of shares subject to the option on the first anniversary of your commencement of employment with the remaining shares vesting on a monthly basis over the subsequent three years such that the option will be fully vested on the fourth anniversary of your commencement of employment, in each case, assuming your continued service to IDT. The granting of your stock options will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors. Your stock options will have a per share exercise price equal to the closing price of IDT common stock on the last trading day prior to the date of grant.

Restricted Stock Units:

You will be recommended for grants of restricted stock units (“RSUs”) as follows:

(a) You will be recommended for a grant of 100,000 RSUs, which will vest in four equal installments on each anniversary of your commencement of employment, assuming your continued service to IDT. The granting of your RSUs will occur on or about the

15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors.

(b) Additionally, you will be recommended for a grant of 300,000 performance-based RSUs, which will commence vesting in three annual tranches upon the achievement of performance goals to be established by our Board of directors at the beginning of each of the three fiscal years. The granting of your performance-based RSUs will occur on or about the 15th day of the month following the completion of the month in which you begin employment with IDT, subject to approval by our Board of Directors.

Bonus:	You will participate in IDT’s Annual Incentive Plan (AIP) pursuant to the terms of the current Plan. Your participation will be at an annual target of 105% of your base earnings.

Relocation:	You will be eligible for relocation assistance in accordance with our policies.

Change of Control:	You will be entitled to enter into a Change of Control Agreement substantially in the form attached hereto as Exhibit A.

Benefits:	You will be eligible for IDT’s full range of employee benefits including medical, dental, vision, life insurance, disability insurance, and 401 (k). You will also earn three weeks of vacation per year. A summary of our benefit program is enclosed.

This offer is pending acceptable reference qualification and background verification. In addition, IDT requires each candidate for employment to submit to a drug test which will be administered through an independent laboratory. Your employment is contingent upon you successfully passing a pre-employment drug screen.

In order to comply with the Immigration Reform and Control Act of 1986, this offer is contingent upon you providing proof of eligibility to work in the United States. Be prepared to supply the original documents containing this information on your start date. In addition, IDT produces technology that may be subject to U.S. export control laws. Accordingly, this offer of employment is also contingent upon IDT’s ability to obtain government authorization, if necessary, for technology transfer to you.

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com

As a condition of employment, you are required to sign and comply with the Company’s standard Employee Confidentiality & Invention Agreement which requires, among other things, that you maintain the confidentiality of all IDT proprietary information and that you assign patent rights to any invention made during your employment at IDT.

Employment with IDT is at the mutual consent of the employee and IDT. Accordingly, you and IDT retain the right to terminate the employment relationship at will, at any time, with or without cause, and with or without notice. Please understand that no representative of IDT other than the Chairman of the Board of Directors has the authority to make any contrary agreement or representation, and that such agreement made by the Chairman of the Board of Directors must be in writing and signed by you and the Chairman.

Because of the responsibilities associated with this position, it is essential that our office receives your decision by December 8, 2013.

We look forward to your acceptance of our offer.

Sincerely,

John A. Schofield
Chairman of the Board of Directors

/s/ Gregory L. Waters
Candidate’s Signature of Acceptance

December 5, 2013
Date

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com

Exhibit A

Change of Control Agreement

(attached)

Integrated Device Technology, Inc.  6024 Silver Creek Valley Rd., San Jose, CA 95138  Tel (800) 345 7015  Fax (408) 284 1442  www. IDT.com

CHANGE OF CONTROL AGREEMENT

This Change of Control Agreement (the “Agreement”) is made and entered into effective as of December     , 2013, by and between Greg Waters (“Employee”) and Integrated Device Technology, Inc., a Delaware corporation (the “Company”).

RECITALS

The parties hereto understand from time to time it is possible that another entity may consider acquiring the Company or a change in control may otherwise occur, with or without the approval of the Company’s Board of Directors (the “Board”); and

The Board recognizes that such considerations can be a distraction to Employee and can cause Employee to consider alternative employment opportunities; and

The Board has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication and objectivity of Employee, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company; and

The Board believes that it is in the best interests of the Company and its shareholders to provide Employee with an incentive to continue his or her employment with the Company; and

The Board believes that it is imperative to provide Employee with certain benefits upon termination of Employee’s employment in connection with a Change of Control, which benefits are intended to provide Employee with financial security and provide sufficient income and encouragement to Employee to remain with the Company notwithstanding the possibility of a Change of Control.

To accomplish the foregoing objectives, the Board of Directors has directed the Company, upon execution of this Agreement by Employee, to agree to the terms provided in this Agreement.

In consideration of the mutual covenants herein contained, and in consideration of the continuing employment of Employee by the Company, the parties agree as follows:

1.

At-Will Employment. The Company and Employee acknowledge that, the Employee’s employment is and shall continue to be at-will, as defined under applicable law. If Employee’s employment terminates for any reason, including (without limitation) any termination prior to a Change of Control, the Employee shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided by this Agreement, the terms of certain Board resolutions and agreements issued to Employee with respect to the grant of stock options and restricted stock units with respect to the Company’s securities (as described below) and the Company’s established employee plans and written policies at the time of termination. The terms of this Agreement shall terminate upon the date that all obligations of the parties hereunder have been satisfied. A termination of the terms of this Agreement pursuant to the preceding sentence shall be effective for all purposes, except that such termination shall not affect the payment or provision of compensation or benefits on account of a termination of employment occurring prior to the termination of the terms of this Agreement.

2.	Change of Control.

2.1.	Termination Following a Change of Control. If Employee’s employment with the Company is terminated at any time within two (2) years after a Change of Control, then Employee shall be entitled to receive severance benefits as follows:

2.1.1.	Voluntary Resignation. If Employee voluntarily resigns from the Company (other than as an Involuntary Termination (as defined below)), then Employee shall not be entitled to receive severance benefits under this Agreement. Employee’s benefits will be terminated and/or paid out under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

2.1.2.	Involuntary Termination. If Employee’s employment is terminated as a result of an Involuntary Termination other than for Cause, then, subject to Employee signing on or before the 21st day following Employee’s termination of employment, and not revoking, a release of claims in the form attached as Exhibit A to this Agreement (the “Release”), Employee shall be entitled to the following severance benefits:

i	A lump sum severance payment consisting of (a) twenty-four (24) months of the monthly salary which Employee was receiving immediately prior to the Change of Control, plus (b) two (2) times Employee’s “target bonus,” payable on the thirtieth (30th) day following Employee’s termination of employment. For this purpose, “target bonus” shall mean that percentage of Employee’s base salary that is prescribed by the Company under its Annual Incentive Plan (or successor plan) as the percentage of such base salary payable to Employee as a bonus if the Company pays bonuses at one- hundred percent (100%) of its Annual Incentive Plan (or successor plan) target, but in no event shall “target bonus” be less than the target bonus in effect for the Employee in the fiscal year in which the Change of Control occurs;

ii

A pro rata bonus (calculated based on the number of months during such fiscal year in which Employee was employed by the Company (or a successor corporation)) for the fiscal year in which the Employee’s termination occurs based on the terms of the Company’s Annual Incentive Plan (or successor plan) for such fiscal year and less any portion of such bonus that has been previously paid to Employee (the “Pro-rata Bonus”). The Pro-rata Bonus shall be paid to Employee when it would otherwise have been paid if the Employee continued to be employed by the Company (or a successor corporation), but in no event shall it be paid after the later of (A) the 15th day of the third month following the end of the Company’s fiscal year in which the Employee’s date of termination occurs, and (B) March 15th of the calendar year in which the Employee’s date of termination occurs;

iii	For a period of eighteen (18) months following the date of the Employee’s termination of employment, the Company shall pay, or reimburse Employee for, a portion of the COBRA premiums for Employee and any dependents covered under the Company’s group insurance plans immediately prior to the date of the Employee’s termination of employment (based on the cost- sharing levels in effect for active participants in such plans as of the date of such termination of employment), provided that (A) the Employee makes a timely election for COBRA continuation coverage and (B) with regard to such COBRA continuation coverage, the Company may cease making such payments or reimbursements when Employee becomes eligible to participate in a comparable insurance plan of another employer. Notwithstanding the previous sentence, with regard to such COBRA continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), the Company shall in lieu thereof provide to Employee a taxable monthly payment in an amount equal to the monthly COBRA premium that Employee would be required to pay to continue his and his covered dependents’ group insurance coverages in effect on the date of the Employee’s termination of employment (which amount shall be based on the premiums for the first month of COBRA coverage), less the amount the Employee would have had to pay to continue such coverage for himself and his covered dependents based on the cost sharing levels in effect on the date of the Employee’s termination of employment;

iv	Continuation of Employee’s life insurance benefits with the Company for twenty-four (24) months following the date of the Employee’s termination of employment, which benefits shall be substantially similar to those to which Employee was entitled immediately prior to the Change of Control;

v	Outplacement services actually incurred by Employee within twelve (12) months following the date of termination and payable to a third party service provider with a total value not to exceed $15,000; and

vi

Effective on the date the Release is no longer revocable, the vesting of each unvested share of Common Stock, restricted stock unit or option to purchase Common Stock held by such Employee shall be fully accelerated. Thereafter, each stock option shall be exercisable in accordance with the provisions of the option agreement and the Company’s Equity Plan pursuant to which such option was granted and each share of restricted stock or share of common stock (including a share of common stock issued upon vesting of restricted stock units) shall be freely transferable in accordance with the provisions of the agreement pursuant to which such stock was purchased by Employee.

2.1.3.	Involuntary Termination for Cause. If Employee’s employment is terminated for Cause (as defined below), then Employee shall not be entitled to receive severance benefits under this Agreement. Employee’s benefits will be terminated and/or paid out under the Company’s then existing benefit plans and policies in accordance with such plans and policies in effect on the date of termination.

2.2.	Termination Apart from Change of Control. In the event Employee’s employment terminates for any reason, either prior to the occurrence of a Change of Control or after the two year period following the effective date of a Change of Control, then Employee shall not be entitled to receive severance benefits under this Agreement. Employee’s benefits will be terminated in accordance with such plans and policies in effect on the date of termination.

2.3.	Payment Delay. Notwithstanding any provision to the contrary in this Agreement: (i) no amount shall be payable pursuant to Section 3.1 unless the Employee’s termination of employment constitutes a “separation from service” within the meaning of Section 1.409A-1(h) of the Department of Treasury Regulations and (ii) if the Employee is deemed at the time of his separation from service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the termination benefits to which Employee is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of Employee’s termination benefits shall not be provided to Employee prior to the earlier of (A) the expiration of the six-month period measured from the date of the Employee’s “separation from service” with the Company (as such term is defined in the Treasury Regulations issued under Section 409A of the Code) or (B) the date of Employee’s death. Upon the earlier of such dates, all payments deferred pursuant to this Section 2.3 shall be paid in a lump sum to the Employee, and any remaining payments due under the Agreement shall be paid as otherwise provided herein; and (iii) the reimbursement of any expense under Sections 2.1.2 shall be made no later than December 31 of the year following the year in which the expense was incurred. Except for outplacement expense reimbursements, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year. The determination of whether the Employee is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his separation from service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) and any successor provision thereto). Each payment under this Agreement shall be considered a separate and distinct payment under Section 409A of the Code.

3.	Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

3.1.	Change of Control. “Change of Control” shall mean the occurrence of any of the following events:

3.1.1.	Ownership. Any “Person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities (or convertible under any circumstances into such securities);

3.1.2.	Merger/Consolidation. A merger or consolidation of the Company whether or not approved by the Board of Directors of the Company, other than a merger or consolidation in which the voting securities of the Company outstanding immediately prior to the transaction continue to represent at least fifty percent (50%) of the total voting power of the Company or such surviving entity immediately after such merger or consolidation; or;

3.1.3.	Sale of Assets, Liquidation. Entering into an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets (other than a transaction covered by Section 3.1.2) or the shareholders of the Company approve a plan of complete liquidation of the Company in connection with an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

3.1.4.	In no event shall a spin-off of less than substantially all of the assets of the Company constitute a Change of Control for purposes of this Agreement.

3.2.	Cause. “Cause” shall mean (i) gross negligence or willful misconduct in the performance of an Employee’s duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries, (ii) repeated unexplained or unjustified absence from the Company, (iii) a material and willful violation of any federal or state law; (iv) commission of any act of fraud with respect to the Company; or (v) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company, in each case as determined in good faith by the Board of Directors of the Company.

3.3.	Equity Plan. “Equity Plan” shall mean the Company’s 2004 Equity Plan, as amended, or other plan, under which the relevant stock options, restricted stock units, or share of common stock have been issued to Employee

3.4.	Good Reason. “Good Reason” shall mean any of the following events which occurs on or after the date of the Change of Control without Employee’s consent (i) a material reduction or change in job duties, responsibilities and requirements inconsistent with Employee’s position with the Company and Employee’s duties, responsibilities and requirements as in effect immediately prior to the Change of Control; (ii) any reduction of Employee’s base compensation or target bonus; or (iii) the Company requiring Executive to relocate to a facility or location more than 50 miles from the Company’s current location.

3.5.	Involuntary Termination. “Involuntary Termination” shall mean (a) any termination of Employee by the Company following a Change of Control other than for Cause, or (b) Employee’s resignation for Good Reason following a Change of Control.

4.	Tax Liability on Payments. Notwithstanding anything contained in this Agreement to the contrary, in the event that the vesting of the options, restricted stock units and/or restricted stock upon a Change of Control together with all other payments and the value of any benefit received or to be received by Employee would result in all or a portion of such payment to be subject to excise tax under Section 4999 of the Internal Revenue Code, then Employee’s payment shall be either (A) the full payment or (B) such lesser amount which would result in no portion of the payment being subject to excise tax under Section 4999 of the Internal Revenue Code, whichever of the foregoing amounts, taking into account the applicable Federal, state, and local employment taxes, income taxes, and the excise tax imposed by Section 4999 of the Internal Revenue Code, results in the receipt by the Employee, on an after-tax basis, of the greatest amount of the payment notwithstanding that all or some portion of the payment may be taxable under Section 4999 of the Internal Revenue Code; provided, however, that Employee will be entitled to receive the full payment only if the excess of (C) the “parachute payments” as defined in Section 280G(b)(2) of the Code, over (D) 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code exceeds the sum of (X) the greater of (i) $100,000 or (ii) ten (10) percent of the payments under this agreement plus (Y) the excise tax imposed under Section 4999 of the Code, plus (Z) the applicable Federal, state, and local employment taxes and income taxes imposed on the excess of (i) the “parachute payments” as defined in Section 280G(b)(2) of the Code, over (ii) 2.99 times Employee’s “base amount” as defined in Section 280G(b)(3) of the Code. All determinations required to be made under this Paragraph 5 shall be made by Company’s independent certified public accountants serving immediately prior to the Change of Control (the “Accounting Firm”). Company shall cause the Accounting Firm to provide detailed supporting calculations of its determinations to Company and Employee. Notice must be given to the Accounting Firm within fifteen (15) business days after an event entitling Employee to a payment under this Agreement. All fees and expenses of the Accounting Firm shall be borne solely by Company.

5.	Confidentiality. Employee agrees that Employee will not, without compulsion of legal process, reveal directly or indirectly any of the terms of this Agreement to any person or entity except in confidence to those individuals or entities to whom the disclosure is necessary to effect the purposes of this Agreement.

6.	Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. The terms of this Agreement and all of Employee’s rights hereunder shall inure to the benefit of, and be enforceable by, each Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

7.	Notice. Notices and all other communications contemplated by this Agreement shall be in writing and shall be deemed to have been duly given when personally delivered or when mailed by U.S. certified mail, return receipt requested and postage prepaid. Mailed notices to Employee shall be addressed to Employee at the home address Employee most recently communicated to the Company in writing. In the case of the Company, mailed notices shall be addressed to its corporate headquarters, and all notices shall be directed to the attention of its General Counsel.

8.	Miscellaneous Provisions.

8.1.	No Duty to Mitigate. Employee shall not be required to mitigate the amount of any payment contemplated by this Agreement (whether by seeking new employment or in any other manner), nor, except as otherwise provided in this Agreement, shall any such payment be reduced by any earnings that Employee may receive from any other source.

8.2.	Waiver. No provision of this Agreement shall be modified, waived or discharged as to Employee unless the modification, waiver or discharge is agreed to in writing and signed by Employee and by an authorized officer of the Company (other than Employee). No waiver by either party of any breach of, or of compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

8.3.	Whole Agreement. No agreements, representations or understandings which are not expressly set forth in this Agreement have been made or entered into by either party with respect to the subject matter hereof. This Agreement supersedes any agreement of the same title and concerning similar subject matter dated prior to the date of this Agreement, including without limitation any prior Change of Control Agreement between Employee and the Company, and by execution of this Agreement both parties agree that any such predecessor agreement shall be deemed null and void.

8.4.	Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California, excluding conflict-of-law principles that would cause the application of the laws of any other jurisdiction.

8.5.	Severability. If any term or provision of this Agreement be invalid or unenforceable, such term or provision shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining terms and provisions of this Agreement, and a suitable and equitable term or provision shall be substituted therefor to carry out, insofar as may be valid and enforceable, the intent and purpose of the invalid or unenforceable term or provision.

8.6.	Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by binding arbitration before a single arbitrator in the County of Santa Clara, California, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. In no event shall incidental, consequential or punitive damages be awarded to either party.

8.7.	Legal Fees and Expenses. The parties shall each bear their own expenses, legal fees and other fees incurred in connection with this Agreement.

8.8.	No Assignment of Benefits. The rights of any person to payments or benefits under this Agreement shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.

8.9.	Employment Taxes. All payments made pursuant to this Agreement will be subject to withholding of applicable income and employment taxes.

8.10.	Assignment by Company. The Company may assign its rights under this Agreement to an affiliate, and an affiliate may assign its rights under this Agreement to another affiliate of the Company or to the Company; provided, however, that no assignment shall be made if the tangible assets of the assignee are less than $100 million at the time of assignment. In the case of any such assignment, the term “Company” when used in a section of this Agreement shall mean the corporation that actually employs Employee.

8.11.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

8.12.

Section 409A. The parties acknowledge and agree that, to the extent applicable, this Agreement shall be interpreted in accordance with, and the parties agree to use their best efforts to achieve timely compliance with, Section 409A of the Internal Revenue Code of 1986, as amended, and the Department of Treasury Regulations and other interpretive guidance issued thereunder (“Section 409A”), including without limitation any such regulations or other guidance that may be issued after the date of this Agreement. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that any compensation or benefits payable or provided under this Agreement may be subject to Section 409A, the Company may adopt such limited amendments to this Agreement and appropriate policies and procedures, including amendments and policies with retroactive effect, that the Company reasonably determines are necessary or appropriate to (a) exempt the compensation and benefits payable under this Agreement from Section 409A and/or preserve the intended tax treatment of the compensation and benefits provided with respect to this Agreement or (b) comply with the requirements of Section 409A.

[Signature Page Follows]

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year first above written.

Integrated Device Technology, Inc.	Employee

John A. Schofield	Greg Waters
Chairman of the Board of Directors

10